Exhibit 99.1
AMERICAN REPROGRAPHICS COMPANY ANNOUNCES
PRICING OF SECONDARY PUBLIC OFFERING
GLENDALE, California (April 6, 2006) — American Reprographics Company (NYSE: ARP), announced today the pricing on April 5, 2006 of a secondary offering of 6,087,000 shares of common stock in an underwritten public offering at a price of $34.50 per share. The underwriters have the option to purchase up to an additional 913,000 shares of common stock from certain shareholders to cover over-allotments, if any.
The common shares are being offered pursuant to the Company’s effective shelf registration statement. All of the shares being sold are from existing shareholders of American Reprographics Company, and as a result, the Company will not receive any of the proceeds from the offering.
JPMorgan and Goldman, Sachs & Co. are acting as joint bookrunners for the offering, and Robert W. Baird & Co., CIBC World Markets, Credit Suisse and William Blair & Company are acting as co-managers. Copies of the final prospectus relating to this offering may be obtained from the Company’s investor relations pages on its website at www.e-arc.com, or from the underwriters at the following addresses:

JPMorgan
National Statement Processing	Goldman, Sachs & Co.
Prospectus Library	Prospectus Department
4 Chase Metrotech Center , CS Level	85 Broad Street
Brooklyn, NY 11245	New York, NY 10004
Phone: 718-242-8003	Phone: 212-902-1171
A registration statement relating to this offering was made effective by the Securities and Exchange Commission. The offering is being made solely by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About American Reprographics Company
American Reprographics Company is the leading reprographics company in the United States providing business-to-business document management services to the architectural, engineering and construction, or AEC industries. The Company provides these services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality, which also require sophisticated document management services.

Contacts:
David Stickney	Jason Golz
VP of Corporate Communications	Financial Dynamics
Phone: 925-949-5100	Phone: 415-439-4532
Email: dstickney@e-arc.com	Email: jgolz@fd-us.com